Exhibit 10.2

FIRST AMENDMENT TO STOCK AWARD AGREEMENT

(PERFORMANCE-BASED SHARES)

This FIRST AMENDMENT TO STOCK AWARD AGREEMENT (PERFORMANCE-BASED SHARES) (this “First Amendment”) dated as of the 31st day of December, 2021, by and between SUMMIT HOTEL PROPERTIES, INC. a Maryland corporation (the “Company”) and Daniel P. Hansen (the “Participant”), is made pursuant to the terms of the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated (the “Plan”).

RECITALS

A.                 The Company and the Participant entered into that certain Stock Award Agreement (Performance-Based Shares) dated as of March 7, 2019 (the “Award Agreement”). All capitalized terms used but not defined in this First Amendment shall have the meanings given to those terms in the Award Agreement.

B.                  The Company and the Participant wish to amend the Award Agreement as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Participant hereby amend the Award Agreement as follows:

1.                  Earning the Stock Award. Sections 2.(a), 2.(b) and 2.(c) of the Award Agreement are hereby deleted in their entirety and the following Section 2.(a) is inserted in their place:

(a)               Upon the expiration of the Measurement Period, the Participant will earn the number of shares, if any of Common Stock determined by multiplying the number of Target Shares times the Applicable Percentage.

2.                  Change in Control. Sections 3.(a) and 3.(b) of the Award Agreement are hereby deleted in their entirety and the following Sections 3.(a) and 3.(b) are inserted in their place:

(a)                The Participant will earn the number of shares of Common Stock determined in accordance with the provisions of Section 2(a) (calculated as of the Control Change Date). Any Additional Shares that are earned in accordance with the preceding sentence and Section 2(a) shall be issued as of the Control Change Date.

(b)                The number of shares of Common Stock earned under Section 3(a) (including any Additional Shares), shall be vested and nonforfeitable on the Control Change Date.

3.                  Reaffirmation. Except as modified by this First Amendment, all of the terms and provisions of the Award Agreement remain in full force and effect and the same are hereby ratified. To the extent of any conflict between the provisions of the Award Agreement and the provisions of this First Amendment, the provisions of this First Amendment shall govern and control.

4.                  Authority to Execute. Each party hereto represents to the other parties hereto that such party has the full right and authority to enter into this First Amendment.

5.                  Counterparts; Electronic Signatures. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto intend that delivery may be effected by electronic (PDF) transmission and that a PDF copy which has been executed by the transmitting party shall constitute an original.

IN WITNESS WHEREOF, the Company and the Participant have executed this First Amendment as of the date first set forth above.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Christopher Eng
Name: Christopher Eng
Title: EVP & General Counsel

PARTICIPANT

/s/ Daniel P. Hansen
Daniel P. Hansen